SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BETZDEARBORN INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.
|_| Fee computed on the table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

|X|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


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           [The following notice was distributed by electronic means]

To All BetzDearborn Inc. Employee Stock Ownership and 401K Plan Participants

     You have or will be receiving Participant Instruction Cards for the voting of the BetzDearborn Inc. preferred stock and common stock, if any, held in your account(s) in the BetzDearborn Inc. Employee Stock Ownership and 401K Plan. There are separate Instruction Cards for the preferred and common stock in the Plan.

     In the upper left hand corner of the Instruction Cards, the name of the type of Plan, either "Betz Labs ESOP" or "Betz Labs 401K", is printed. The reference to "Betz Labs ESOP" and "Betz Labs 401K" is a printer's error. The effect is that on the Instruction Cards identified as "Betz Labs ESOP" the number of shares identified to be voted is the number of common shares held in your 401K accounts. On Instruction Cards identified as "Betz Labs 401K" the number of shares identified to be voted is the number of preferred shares held in your ESOP account.

     The Instruction Cards are valid instructions to the Plan Trustee for the voting of the type and number of shares identified. Please ignore the misidentification of the Plan in the upper left hand corner.

     The Instruction Cards are separate from any proxy cards you may receive relating to any BetzDearborn common stock which you may hold in your name or in any brokerage or other accounts.

     Kindly return the Participant Instruction Cards and all other proxy cards according to the instructions on the cards and the related Proxy Statement.